Exhibit 99.1

September 11, 2007

News Release

Source: EnXnet, Inc.

EnXnet Expands Patent Filings Internationally for Their ThinDisc™ Technology

Tulsa, OK, September 11, 2007, EnXnet, Inc. (OTCBB Symbol: EXNT) (German Symbol E8U; German WKN# A0HMDW) has applied for International Patent Rights for their ThinDisc™ technology. The territories covered in the application include, but are not limited to: Australia, Canada, China, India, Japan, Mexico and Europe.

EnXnet’s ThinDisc™ technology is required for the creation of the optical disc Multimedia Gift Card™ that is believed to be most exciting and the only alternative to the static, non-interactive gift cards currently available to consumers and retailers. Another application for this technology is an interactive key card for use as a multimedia room key for hotel chains and resorts. In July, 2007 EXNT announced that after a long development period it had successfully achieved production of the interactive gift card and is now providing working samples to prospective buyers and their marketing partners. This International application was timely filed to protect EXNT and their partners as they now prepare for distribution of the product in the United States and Internationally.

Utilizing EnXnet’s ThinDisc™ technology, the Multimedia Gift Card™ provides the technology to make the new gift cards and its other applications fully interactive. These new gift cards provide much greater marketing opportunities and more detailed product information including: in-depth explanation of new features and services, games, web links, online promotions, printable coupons and many other special features.

“This is a worldwide retail opportunity so we wanted to be sure that we had global protection with our ThinDisc™ technology”, said Ryan Corley, CEO of EnXnet. “We’ve been very patient and disciplined in our approach to protecting this valuable asset before delivering our first units to the market.”

Mr. Corley addressed shareholders during a webcast and subsequent teleconference on June 26, 2007. Click here to replay that webcast.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company’s financial results may be found in the company’s filings with the Securities and Exchange Commission.

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EnXnet Inc., Tulsa
Ryan Corley, 918-592-0015
Fax: 918-592-0016
investor@enxnet.com
www.enxnet.com
or
For Investor Relations:
Integrated Capital Partners, Inc
Phone: 908-204-0004